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INTUIT INC.

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The following has been communicated to certain of our stockholders, beginning after the close of business (Eastern time) January 16, 2002:

INTUIT INC.
2002 ANNUAL STOCKHOLDERS MEETING
January 18, 2002

BACKGROUND AND VOTING REQUEST FOR PROPOSAL #2 — ADOPTION OF 2002 EQUITY INCENTIVE PLAN

Intuit is requesting that you vote “yes” on Proposal No. 2, for the reasons outlined below. We designed the new stock option plan in response to shareholder feedback. In fact, if approved, we will immediately replace the existing plan with the new plan, which is far more shareholder-friendly. Here are the key points:

•	The new plan absolutely PROHIBITS option REPRICING without shareholder approval. The current plan does not restrict our ability to reprice options.

•	We're actively taking steps to REDUCE FUTURE DILUTION. The new plan asks for 8,000,000 new shares. We're capping the number of shares that we'll transfer from the old plan at 1.9 million shares, so we are taking the rest of the shares under the old plan out of the available pool going forward. These steps give us a smaller pool than we've had after previous shareholder meetings, and will result in less dilution going forward.

•	The new plan LIMITS OUR ABILITY TO MAKE “BELOW MARKET” GRANTS to no more than 500,000 shares per year (about 5% of the total plan reserve). Our current plan does not restrict our ability to grant unlimited discount options. We do not expect to grant below market awards in the foreseeable future.

•	We need a plan that enables us to attract and reward high-performing employees in a competitive labor market. The right people have been critical in driving the 42% growth in our pro forma operating performance last year. Our grant guidelines have been benchmarked against our high tech peer group and are both appropriate and competitive.

In closing, we firmly believe that approving Proposal #2 is in the best interests of Intuit’s stockholders.